Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

    Salient MF Trust:

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

November 13, 2012